    As filed with the Securities and Exchange Commission on August 29, 1997
                                                       Registration No.   -

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               FORM S-8 AND S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             _____________________
                      CENTERPOINT PROPERTIES CORPORATION
            (Exact name of registrant as specified in its charter)
               MARYLAND                              36-3910279
     (State or other jurisdiction         (I.R.S. Employer Identification
   of incorporation or organization)                   Number)


                           401 NORTH MICHIGAN AVENUE
                                  30TH FLOOR
                            CHICAGO, ILLINOIS 60611
                                 312-346-5600
             (Address of registrant's principal executive offices)
                            ______________________

    CENTERPOINT PROPERTIES CORPORATION 1995 RESTRICTED STOCK INCENTIVE PLAN
          CENTERPOINT PROPERTIES CORPORATION 1995 DIRECTOR STOCK PLAN
           CENTERPOINT PROPERTIES CORPORATION 1993 STOCK OPTION PLAN
                         BONUS STOCK GRANT AGREEMENTS
                           (Full Title of the Plans)
                            ______________________
                              JOHN S. GATES, JR.
                                   PRESIDENT
                      CENTERPOINT PROPERTIES CORPORATION
                     401 NORTH MICHIGAN AVENUE, 30TH FLOOR
                            CHICAGO, ILLINOIS 60611
                                 312-346-5600
                    (Name and address of agent for service)
                            ______________________

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                        CALCULATION OF REGISTRATION FEE

                                              PROPOSED         PROPOSED
                               AMOUNT         MAXIMUM          MAXIMUM           AMOUNT OF
     TITLE OF SECURITIES       TO BE       OFFERING PRICE     AGGREGATE         REGISTRATION
     TO BE REGISTERED       REGISTERED(1)   PER SHARE(2)   OFFERING PRICE(2)        FEE
     -------------------    ------------   --------------  ----------------     ------------
Common Stock.............      174,060         $32.00         $5,569,920         $1,687.85

(1) Represents shares of Common Stock heretofore acquired or to be acquired pursuant to the Company's 1995 Restricted Stock Incentive Plan, 1995 Director Stock Plan, 1993 Stock Option Plan and/or Bonus Stock Grant Agreements.
(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), based on the average high and low prices of the Common Stock as reported on the New York Stock Exchange on August 26, 1997.

                               EXPLANATORY NOTE
                               ----------------

     This Registration Statement contains two parts. The first part contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933) of the Registrant of shares of Common Stock of CenterPoint Properties Corporation ("Company" or "Registrant") issued to employees and directors pursuant to the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan, the CenterPoint Properties Corporation 1995 Director Stock Plan, the CenterPoint Properties Corporation 1993 Stock Option Plan, as amended, and/or Bonus Stock Grant Agreements.

     The second part contains "Information Required in the Registration Statement" pursuant to Part II of form S-8 and certain Items from "Information Not Required in the Prospectus" pursuant to Part II of Form S-3. Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but a document containing such information has been sent or given to employees as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). The Form S-3 Reoffer Prospectus may be utilized for reofferings of the Company's Common Stock acquired by certain Selling Stockholders through participation in the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan, CenterPoint Properties Corporation 1995 Director Stock Plan, CenterPoint Properties Corporation 1993 Stock Option Plan, as amended, and/or Bonus Stock Grant Agreements.

PROSPECTUS


                 S-3 REOFFER PROSPECTUS DATED AUGUST 29, 1997

                      CENTERPOINT PROPERTIES CORPORATION

                                174,060 SHARES
                                 COMMON STOCK

                        BY CERTAIN SELLING STOCKHOLDERS

     This Reoffer Prospectus relates to 174,060 shares (the "Shares") of Common Stock, $.001 par value (Common Stock"), of CenterPoint Properties Corporation, a Maryland corporation (the "Company"), which may be offered for sale from time to time by certain stockholders listed under the heading "Selling Stockholders" herein (the "Selling Stockholders") for their own benefit each of whom may be defined herein as "affiliates" under Rule 405 promulgated under the Securities Act. Each of the Selling Stockholders has acquired or received options to acquire the Shares through participation in the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan and/or the CenterPoint Properties Corporation 1995 Director Stock Plan, the CenterPoint Properties Corporation 1993 Stock Option Plan, as amended, and/or Bonus Stock Grant Agreements (collectively, the "Plans"). It is anticipated that the Selling Stockholders will offer the Shares for sale at prevailing prices on the New York Stock Exchange (the "NYSE"), or any other national securities exchange on which the Common Stock is listed, on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is currently traded on the NYSE under the symbol CNT. On August 26, 1997, the closing price of the Company's Common Stock, as reported by the NYSE, was $31-7/8 per share.

  SEE "RISK FACTORS" ON PAGE 4 OF THIS REOFFER PROSPECTUS FOR CERTAIN FACTORS
    AND MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE COMMON STOCK.
                               ________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                               ________________

      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

     No person is authorized to give any information or to make any representations, other than those contained in this Reoffer Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation or any offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and other applicable legal or NYSE requirements, pursuant to which the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, New York, New York 10048, and at the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov).

     Statements contained in this Reoffer Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-12630);

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-12630);

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12630); and

     (d) The description of the Company's Common Stock set forth in the Company's Post-Effective Amendment No. 1 to Form S-3 registration statement filed with the Commission on March 22, 1995
          (File No. 33-89630).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Reoffer Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Paul S. Fisher, CenterPoint Properties Corporation, 401 North Michigan Avenue, Chicago, Illinois 60611, (312) 346-5600.

                                  THE COMPANY

     The Company is a fully integrated real estate company focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Greater Chicago (defined as the area within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana). The Company has elected and qualified for REIT status since January 1, 1994. See "Federal Income Tax Considerations Relating to the Company's REIT status -- Qualification as a REIT; Opinion of Counsel."

     The Company, a Maryland corporation, was founded in 1984 and completed its initial public offering of securities in December 1993. As of June 30, 1997, the Company owned and managed a portfolio of 79 warehouse/industrial properties, containing approximately 16.0 million square feet of space, and believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. The Company also owns and manages three retail properties, one office property and one apartment property. The Company's properties are currently 95% leased, with the warehouse/industrial properties occupied by 133 tenants in diverse industries and no tenant accounting for the lease of more than 5% of the total square footage of the Company's warehouse/industrial portfolio. Substantially all of the Company's properties have been constructed or renovated during the past ten years.

     The Company believes that Greater Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Greater Chicago, due to its central location and extensive air, roadway, rail, and water transportation infrastructure, supports a diverse industrial and service industry base. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Securities and Exchange Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago.

     The Company believes that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. The Company believes that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because:
(i) relatively short construction periods discourage speculative building;
(ii) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/industrial property; and (iii) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index and are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

     The Company's objective is to maximize stockholder value by pursuing a growth strategy consisting of (i) intensive management of the Company's existing properties, and (ii) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

     The Company's principal executive office is located at 401 North Michigan Avenue, 30th Floor, Chicago, Illinois 60611, and its telephone number is
(312) 346-5600.

                                 RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

LIMITED GEOGRAPHICAL AND PROPERTY-TYPE DIVERSIFICATION

     All of the Company's properties are located in Greater Chicago, and substantially all of the Company's properties are warehouse/industrial properties. While the Company believes that its focus on this geographical area and property type is an advantage, the Company's performance and its ability to make distributions to stockholders could be adversely affected by unfavorable economic and/or warehouse/industrial real estate conditions in Greater Chicago.

RISKS OF DEBT FINANCING

     The Company is subject to the risks normally associated with the incurrence of debt financing, including the risks that (i) the Company will be unable to meet required payments of principal and interest, (ii) existing indebtedness will not be able to be refinanced or, if refinanced, the terms of such refinancing will not be as favorable as the original terms of such indebtedness and (iii) necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed or, if financed, will not be able to be financed on terms favorable to the Company.
If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company.

     The Company intends to continue its policy of maintaining a ratio of debt (excluding the Company's 8.22% Convertible Subordinated Debentures due 2004 (the "Debentures")) to total market capitalization of the Company of less than 50%. However, the Articles of Incorporation do not contain any limitations on the ratio of debt to total market capitalization. Accordingly, the Board of Directors could alter or eliminate the current limitation on borrowing without the approval of the Company's stockholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations and its ability to make expected distributions to stockholders, as well as increase the risk of default on the Company's other indebtedness and any borrowings incurred under the Company's lines of credit.

     Certain of the Company's debt now provides, and may in the future provide, for variable interest rates. To the extent that the Company has variable interest rate debt, the Company is exposed to the risk of interest rate fluctuations and, consequently, an increase in interest expense. An increase in interest expense could have a material adverse impact on the Company's operations.

LIMITATION ON OWNERSHIP OF SHARES

     In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to these limitations on the concentration of ownership of stock of a REIT, ownership of more than 9.8% of the value of the outstanding shares of stock by any single stockholder has been restricted in the Articles of Incorporation, with the exception of the ownership of the Common Stock by the Company's former parent company, CRP-London.

     Recent tax legislation relaxed the rules concerning ownership of stock in a REIT by certain domestic pension trusts. The Articles of Incorporation do not implement this change in the tax law. Under the Articles of Incorporation, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding stock.

     These ownership limits, as well as the ability of the Company to issue additional shares of its Common Stock and Preferred Stock, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders, and (ii) limit the opportunity for stockholders to receive a premium over then prevailing market prices for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock or otherwise effect a change of control of the Company. See "Description of Capital Stock -- Restrictions on Transfer."

CHANGES IN INVESTMENT AND FINANCING OBJECTIVES

     The investment and financing objectives of the Company, and its objectives with respect to certain other activities, including without limitation, the objective that the Company continue to qualify as a REIT, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, the Board may revise current objectives of the Company at any time and from time to time in its sole discretion. Accordingly, stockholders will have no direct control over changes in the objectives of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL. The business of owning and investing in real estate is highly competitive and is subject to numerous inherent risks, including adverse changes in general or local economic conditions and/or specific industry segments, real estate values, rental rates, interest rates, real estate tax rates and other operating expenses, the possibility of competitive overbuilding and of the Company's inability to obtain or maintain high levels of occupancy in the Company's properties, tenant defaults, unfavorable changes in governmental rules and fiscal policies (including rent control legislation), acts of God and other factors which are beyond the control of the Company. In addition to affecting the profitability of operations, these and other factors could impact the marketability of the Company's properties.

     In addition to the general risks of ownership and investment in real property, the Company will be subject to other risks in connection with the leasing, redevelopment and improvement of properties, such as the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period, and the risk of a contractor's inability to control costs and to conform to plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. The benefits anticipated from such transactions, therefore, may be reduced or may not materialize. The Company may in the future acquire properties in need of additional leasing activity, rehabilitation or improvement.

     COMPETITION. All of the Company's existing properties are, and all of the properties that it may acquire in the future are expected to be, located in areas that include numerous other warehouse/industrial, retail or apartment properties, many of which may be deemed to be more suitable to any potential tenant. The resulting competition could have a material adverse effect on the Company's ability to lease its properties and to increase the rentals charged on existing leases.

     ENVIRONMENTAL MATTERS. All of the Company's existing properties have been, and all properties the Company may acquire in the future will be, subjected to a Phase I or similar environmental assessment. The purpose of a Phase I environmental assessment is to determine if past and present uses of a property indicate the potential for soil or groundwater contamination or if other environmental conditions might affect the value of or future uses of the property. Phase I environmental assessments generally include the following: visual inspection of environmental conditions at and around the property; review of available land use records; interviews with the property representatives; examination of information from environmental agencies; and a walk through survey for suspected asbestos containing or other toxic materials. These environmental assessments have not revealed any environmental condition with respect to any of the Company's existing properties that the Company believes could have a material adverse effect upon the business or assets of the Company. However, no assurance can be given that environmental assessments have revealed or will reveal all potentially negative environmental conditions that may exist.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is potentially liable to governmental entities or third parties for property damage and the costs of investigation, removal or remediation of contamination caused by certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remove such substances or remediate any contamination caused thereby, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal of hazardous substances at a treatment, storage or disposal facility may be liable for the cost of removal or remediation of such substances at such treatment, storage or disposal facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with such materials. In connection with the ownership, operation, management and development of properties, the Company may be considered the owner or operator of such properties or as having arranged for the disposal of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and properties.

     UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to its properties, with limits and deductibles customary in the industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as those due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the Company.

     COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers, and non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have an adverse effect on the Company.

CERTAIN RISKS RELATED TO REIT STATUS AND STRUCTURE

     TAXATION AS A CORPORATION. The Company has elected and qualified for REIT status since January 1, 1994. Although the Company believes that it has operated in such a manner as to qualify as a REIT, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which disqualification occurred. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

     LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS. The Company expects to derive income from certain activities (such as management of properties owned by third parties) in excess of amounts the Company could earn directly or through an entity controlled by the Company without jeopardizing its REIT status. Accordingly, the Company owns a small percentage of the voting stock of corporations carrying on such activities, and the Company has limited ability to influence the day-to-day management of such corporations, even though the Company owns stock representing most of the economic interest in such corporations.

     OTHER TAX LIABILITIES. Even as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property.

                                USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of Shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which certain Selling Stockholders who are affiliates will acquire the Shares covered by this Reoffer Prospectus, and such funds, if any, will be used for general corporate purposes.

                             SELLING STOCKHOLDERS

     The names of the security holders (the "Selling Stockholders") and the position, office or other material relationship which each has had with the Company within the past three years are as follows:

                          CURRENT POSITION                    FORMER POSITIONS
SELLING STOCKHOLDER       WITH THE COMPANY                    WITH THE COMPANY
-------------------       ----------------                    ----------------
Nicholas C. Babson        Director

Martin Barber             Director and Chairman

Alan D. Feld              Director

Paul S. Fisher            Executive Vice President,
                          Secretary and Chief Financial
                          Officer

John S. Gates, Jr.        Director, President and
                          Chief Executive Officer

John J. Kinsella          Director

Rockford O. Kottka        Senior Vice President,              Vice President and Treasurer
                          Treasurer and Assistant
                          Secretary

Michael M. Mullen         Executive Vice President and        Executive Vice President -
                          Chief Operating Officer             Marketing and Acquisitions and
                                                              Chief Investment and
                                                              Development Officer

Thomas E. Robinson        Director

Robert L. Stovall         Director and Vice Chairman         Executive Vice President and
                                                             Chief Operating Officer

     The following table sets forth: (i) the name of the Selling Stockholders who may sell the Shares of Common Stock pursuant to this Reoffer Prospectus,
(ii) the beneficial ownership of shares of Common Stock of each Selling Stockholder as of August 11, 1997, (iii) the number of Shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Reoffer Prospectus (all of which have been or may be acquired by the Selling Stockholders pursuant to the exercise of options or the grant of awards under the respective Plans) and (iv) the beneficial ownership of shares of Common Stock of each Selling Stockholder if the shares of Common Stock registered hereunder were sold.


                                                                                        SHARES BENEFICIALLY
                                                                                               OWNED
                                   SHARES BENEFICIALLY       NUMBER OF SHARES         AS OF AUGUST 11, 1997
                                          OWNED                   TO BE             (IF ALL REGISTERED SHARES
NAME                           AS OF AUGUST 11, 1997(1)(2)  REGISTERED HEREUNDER            SOLD)(1)(2)
----                           ---------------------------  --------------------     --------------------------
                                 NUMBER           PERCENT                              NUMBER           PERCENT
                                 ------           -------                              ------           -------
Nicolas C. Babson                 4,886  (3)          *           6,339  (4)            3,947  (3)          *

Martin Barber                    46,543  (5)          *           6,565  (6)           45,378  (5)          *

Alan D. Feld                      5,886  (7)          *           6,339  (8)            4,947  (7)          *

Paul S. Fisher                   64,713  (9)          *          16,445 (10)           63,046  (9)          *

John S. Gates, Jr.              461,063 (11)        2.75%        62,095 (12)          451,846 (11)        2.70%

John J. Kinsella                  5,538 (13)          *           6,339 (14)            5,199 (13)          *

Rockford O. Kottka               28,303 (15)          *           7,682 (16)           27,605 (15)          *

Michael M. Mullen                92,609 (17)          *          16,445 (18)           90,942 (17)          *

Thomas E. Robinson                4,975 (19)          *           6,339 (20)            4,636 (19)          *

Robert L. Stovall               152,944 (21)          *          39,472 (22)          145,920 (21)          *

___________________________
*  Less than one (1) percent.

(1) Restricted shares awarded under the Company's Restricted Stock Incentive Plan will vest eight years from the date of the grant; however, such restricted shares may vest earlier as follows: (i) if total shareholder return averaged over a consecutive sixty day trading period commencing no earlier than two years from the date of the grant is greater than a target established by the Compensation Committee at the time of the respective award, all of the restricted shares awarded for such year will vest;
     (ii) upon the death, disability or retirement of a participant, the number of vested shares will be determined by dividing the number of months which have elapsed from the date of such award by 96; or (iii) in the event of a change of control of the Company, all restricted shares previously awarded will vest. Shares awarded under the Company's Director Stock Plan vest six months after the date of the award, and options granted under the Company's Stock Option Plan vest, subject to certain exceptions, in equal increments over a five year period from the date of the grant.
(2) Based on 16,751,556 shares of Common Stock outstanding as of August 11, 1997. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of August 11, 1997 are deemed outstanding.
(3) Includes options to purchase 3,000 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(4) Includes options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan.
(5) Includes options to purchase 44,400 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.

(6) Includes options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan.
(7) Includes options to purchase 3,600 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(8) Includes options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan.
(9) Includes options to purchase 43,406 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days
(10) Includes options to purchase 14,778 shares of Common Stock under the Company's Stock Option Plan.
(11) Includes options to purchase 77,872 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days. Also includes 30,000 shares owned by the Gates Charitable Trust of which Mr. Gates is the trustee and, in such capacity, exercises voting and investment power with respect to such shares. Such shares of Common Stock are deemed beneficially owned by Mr. Gates pursuant to the Exchange Act of 1934 and the rules and regulations thereunder. Mr. Gates disclaims beneficial ownership of the 30,000 shares of Common Stock beneficially owned by the Gates Charitable Foundation.
(12) Includes options to purchase 52,878 shares of Common Stock under the Company's Stock Option Plan.
(13) Includes options to purchase 3,600 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(14) Includes options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan.
(15) Includes options to purchase 10,866 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(16) Includes options to purchase 6984 shares of Common Stock under the Company's Stock Option Plan.
(17) Includes options to purchase 43,406 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(18) Includes options to purchase 14,778 shares of Common Stock under the Company's Stock Option Plan.
(19) Includes options to purchase 3,600 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(20) Includes options to purchase 6,000 shares of Common Stock under the Company's Stock Option Plan.
(21) Includes options to purchase 58,293 shares of Common Stock under the Company's Stock Option Plan, currently exercisable or exercisable within 60 days.
(22) Includes options to purchase 32,448 shares of Common Stock under the Company's Stock Option Plan.

                             PLAN OF DISTRIBUTION

     All Shares awarded under the Company's Restricted Stock Incentive Plan are restricted and may not be sold until the restrictions lapse. All of the Shares issued under the Company's Restricted Stock Incentive Plan are held in escrow by the Company for the account of each participating Selling Stockholder pending the release of the restrictions thereon. This Registration Statement is being filed to enable the Selling Shareholders, if they so elect, to sell their unrestricted Shares in the public market from time to time.

     Any Shares sold pursuant to this Reoffer Prospectus will be sold by the Selling Stockholders for their own account, and they will receive all proceeds from any such sales. The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares of Common Stock covered by this Reoffer Prospectus, but, if and when Shares are sold, it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the NYSE or any other national securities exchange on which the Common Stock is listed at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. If Shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Shares of Common Stock covered by this Reoffer Prospectus also may be sold pursuant to rule 144 under the Securities Act rather than pursuant to this Reoffer Prospectus. The Selling Stockholders have been advised that they are subject to the anti-manipulation rules of the Exchange Act, including without limitation Regulation M thereunder. The Company has also informed the Selling Stockholders of the possible need for delivery of copies of this Prospectus.

     There can be no assurances that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois. Ungaretti & Harris will rely on the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     The financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K, incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of those experts in giving their report.

   No dealer, salesperson or other                      174,060 SHARES
individual has been authorized to
give any information or to make any
representations not contained in this
Prospectus in connection with the
offering covered by this Prospectus.
If given or made, such information or
representations must not be relied
upon as having been authorized by the                     CENTERPOINT
Company or the Underwriters.  This                        PROPERTIES
Prospectus does not constitute an                         CORPORATION
offer to sell, or a solicitation of
any offer to buy, the Common Stock in
any jurisdiction where, or to any
person to whom, it is unlawful to
make such offer or solicitation.                         COMMON STOCK
Neither the delivery of this                              __________
Prospectus nor any sale made
hereunder shall, under any                                PROSPECTUS
circumstances, create an implication                    August 29, 1997
that there has not been any change in                     __________
the facts set forth in this
Prospectus or in the affairs of the
Company since the date thereof.

        ____________________

          TABLE OF CONTENTS
                                 Page

Available Information               2

Incorporation of Certain Documents
by Reference                        2

The Company                         3

Risk Factors                        4

Use of Proceeds                     7

Selling Stockholders                7

Plan of Distribution                9

Legal Matters                      10

Experts                            10

                                    PART II

                          INFORMATION REQUIRED IN THE
                            REGISTRATION STATEMENT

ITEM 3 OF FORM S-8.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act, and any amendments and supplements thereto, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-12630);

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-12630);

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12630); and

     (d) The description of the Company's Common Stock set forth in the Company's Post-Effective Amendment No. 1 to Form S-3 registration statement filed with the Commission on March 22, 1995
          (File No. 33-89630).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

ITEM 4 OF FORM S-8.  DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5 OF FORM S-8.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6 OF FORM S-8; ITEM 15 OF FORM S-3.  INDEMNIFICATION OF DIRECTORS AND
OFFICERS

The Company's Articles of Incorporation and Bylaws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in case of any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7 OF FORM S-8.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8 OF FORM S-8; ITEM 16 OF FORM S-3.  EXHIBITS

The following exhibits are filed as part of this registration statement:

   EXHIBIT        DESCRIPTION

      4.1     Form of certificate representing common stock
              (incorporated by reference from the Company's Registration Statement on Form S-11 (File No. 33-69710))
      5* Opinion Letter of Ungaretti & Harris regarding the validity of the securities being registered
     10.1 CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan (incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995 filed with the Commission on November 15, 1995)
     10.2 CenterPoint Properties Corporation 1995 Director Stock Plan (incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995 filed with the Commission on November 15, 1995)

     10.3     CenterPoint Properties Corporation 1993 Stock Option Plan
              (incorporated by reference from Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-11 (File
              No. 33-69710))
     10.4     First Amendment to CenterPoint Properties Corporation 1993
              Stock Option Plan (incorporated by reference from the Company's
              Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 29, 1996)
     10.5     Second Amendment to CenterPoint Properties Corporation 1993
              Stock Option Plan (incorporated by reference from the Company's
              Registration Statement on Form S-8 (File No. 333-05087))
    10.6      Bonus Stock Grant Agreement between the Company and John S.
              Gates, Jr. (incorporated by reference from the Company's
              Form 10-Q for the quarter ended September 30, 1995)
    10.7      Bonus Stock Grant Agreement between the Company and Robert L.
              Stovall (incorporated by reference from the Company's Form 10-Q for the quarter ended September 30, 1995)
    23.1*     Consent of Ungaretti & Harris (included as part of Exhibit 5)
    23.2*     Consent of Coopers & Lybrand L.L.P.
    24*       Powers of Attorney of Directors of the Company (included on signature page)
_____________________
* Filed herewith.

ITEM 9 OF FORM S-8; ITEM 17 OF FORM S-3.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15-d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 25th day of August, 1997.

                         CENTERPOINT PROPERTIES CORPORATION,
                         a Maryland corporation

                         By:  /s/  John S. Gates, Jr.
                            --------------------------------------------------
                                   John S. Gates, Jr., President and
                                   Chief Executive Officer

                         By:  /s/  Paul S. Fisher
                            --------------------------------------------------
                                   Paul S. Fisher, Executive Vice
                                 President and Chief Financial Officer
                              (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 and S-3 has been signed by the following persons in the capacities and on the date indicated. Each of the following persons does hereby authorize and designate John S. Gates, Jr., Paul S. Fisher and Robert L. Stovall, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

SIGNATURE                NAME AND TITLE                    DATE


/s/  Martin Barber       Martin Barber, Chairman           August 25, 1997
------------------------ and Director


/s/  John S. Gates, Jr.  John S. Gates, Jr., President,    August 25, 1997
------------------------ Chief Executive Officer and
                         Director


/s/  Robert L. Stovall   Robert L. Stovall, Director       August 25, 1997
------------------------ and Vice Chairman


/s/  Nicholas C. Babson  Nicholas C. Babson                August 25, 1997
------------------------ Independent Director


/s/  Alan D. Feld        Alan D. Feld                      August 25, 1997
------------------------ Independent Director


/s/  John J. Kinsella    John J. Kinsella                  August 25, 1997
------------------------ Independent Director


/s/  Thomas E. Robinson  Thomas E. Robinson                August 25, 1997
------------------------ Independent Director

                               INDEX TO EXHIBITS

    EXHIBIT                 DESCRIPTION

       *4.1        Form of certificate representing common stock

        5 Opinion Letter of Ungaretti & Harris regarding the validity of the securities being registered

     **10.1 CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan

     **10.2        CenterPoint Properties Corporation 1995 Director Stock Plan

    ***10.3        CenterPoint Properties Corporation 1993 Stock Option Plan

   ****10.4 First Amendment to CenterPoint Properties Corporation 1993 Stock Option Plan

  *****10.5        Second Amendment to CenterPoint Properties Corporation 1993
                   Stock Option Plan

 ******10.6        Bonus Stock Grant Agreement between the Company and John S.
                   Gates, Jr.

 ******10.7        Bonus Stock Grant Agreement between the Company and Robert L.
                   Stovall

       23.1        Consent of Ungaretti & Harris (included as part of Exhibit 5)

       23.2        Consent of Coopers & Lybrand L.L.P.

       24 Powers of Attorney of Directors of the Company (included on signature page)

_____________________________
* Incorporated by reference from the Company's Registration Statement on Form S-11 (File No. 33-69710).

** Incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995.

*** Incorporated by reference from Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-11 (File No. 33-69710).

**** Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1995.

***** Incorporated by reference from the Company's Registration Statement on Form S-8 (File No. 333-05087).

******Incorporated by reference from the Company's Form 10-Q for the fiscal quarter ended September 30, 1995.